Exhibit 99.1

Hansen Medical Appoints Cary Vance as President and CEO

MOUNTAIN VIEW, CA. — May 06, 2014 — Hansen Medical, Inc. (NASDAQ: HNSN), a global leader in intravascular robotics, today announced that its Board of Directors has appointed industry veteran Cary Vance as the Company’s President and Chief Executive Officer, and a member of the Board of Directors, effective as of May 23, 2014.

Michael Eagle, Chairman of the Board at Hansen Medical commented, “The Board is delighted to welcome Cary as Hansen Medical’s new CEO. Cary has a strong track record in the commercialization of innovative medical devices with capital equipment companies and I am confident that he will lead Hansen towards delivering significant benefits to patients and healthcare providers across the globe.”

Cary Vance has held executive roles at Teleflex, Inc. (NYSE: TFX), a medical device manufacturer, since February 2010, most recently as President of Anesthesia & Respiratory. Prior to joining Teleflex, Mr. Vance held executive leadership positions at Covidien plc, including having most recently served as the Vice President, Interventional Oncology. Prior to Covidien, Mr. Vance served in a series of roles with progressive responsibility at GE Healthcare from 1997 to 2007, principally in diagnostic imaging sales and sales management.

“I am privileged to be joining the Company at such an exciting and important stage of its evolution,” stated Mr. Vance. “Hansen Medical’s intravascular robotics platforms and related products are truly innovative and their potential applications represent a compelling growth opportunity for the Company. I look forward to working with the talented group of Hansen Medical employees, leadership team and Board of Directors, as we continue to demonstrate the breadth of capabilities of our robotic platforms and further validate the clinical and economic benefits of our technologies.”

Christopher P. Lowe, a board member since before the Company’s IPO who has been serving as the Company’s interim CEO, stated, “I am thrilled to have Cary join the Company. Throughout his career, he has delivered above average revenue growth while also driving margin expansion opportunities. I am confident that his commercial expertise and leadership will be a tremendous asset for the Company.”

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, California, is a global leader in Intravascular Robotics, developing products and technology designed to enable the accurate positioning, manipulation and control of catheters and catheter-based technologies. The Company’s Magellan™ Robotic System, 9Fr Magellan™ Robotic Catheter, Magellan™ 6Fr Robotic Catheter, and related accessories are intended to facilitate navigation to anatomical targets in the peripheral vasculature and subsequently provide a conduit for manual placement of therapeutic devices. The Magellan 9Fr Robotic Catheter has undergone both CE marking and 510(k) clearance and is commercially available in the European Union, and the U.S. The Magellan 6Fr Robotic Catheter has undergone 510(k) clearance in the U.S. and is in limited release for the next several months in anticipation of more wide-scale commercially availability later in 2014. In the European Union, the Company’s Sensei® X Robotic Catheter System and Artisan® and Artisan Extend® Control Catheters are cleared for use during electrophysiology (EP) procedures, such as guiding catheters in the treatment of atrial fibrillation (AF), and the Lynx® Robotic Ablation Catheter is cleared for the treatment of AF. This robotic catheter system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data. In the U.S., the Company’s Sensei X Robotic Catheter System and Artisan and Artisan Extend Control Catheters are cleared by the U.S. Food and Drug Administration for manipulation and control of certain mapping catheters in EP procedures. In the U.S., the Sensei X Robotic Catheter System is not approved for use in guiding ablation procedures; this use remains experimental. The U.S. product labeling therefore provides that the safety and effectiveness of the Sensei X Robotic Catheter System and Artisan and Artisan Extend Control Catheter for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including AF, have not been established. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements relating to goals, plans, objectives, milestones and future events. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan,” “expects,” “potential,” “believes,” “goal,” “estimate,” “anticipates,” and similar words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances and other factors that may cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Examples of such statements include statements regarding the potential benefits of our robotic systems for hospitals, patients and physicians and expectations for the timing of the more wide-scale commercial availability of the Magellan 6Fr Robotic Catheter. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others: engineering, regulatory, manufacturing, sales and customer service challenges in developing new products and entering new markets; potential safety and regulatory issues that could slow or suspend our sales; the effect of credit, financial and economic conditions on capital spending by our potential customers; the uncertain timelines for the sales cycle for newly introduced products; the rate of adoption of our systems and the rate of use of our catheters; the scope and validity of intellectual property rights applicable to our products; competition from other companies; our ability to recruit and retain key personnel; our ability to manage expenses and cash flow, and obtain additional financing; and other risks more fully described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 13, 2014 and the risks discussed in our other reports filed with the SEC. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

“Artisan Extend,” “Hansen Medical,” “Hansen Medical (with Heart Design),” “Heart Design (Logo),” “Sensei,” “Lynx,” “Artisan,” “Instinctive Motion,” “Fine Force Technology,” “IntelliSense” are registered trademarks, and “Magellan” and “Hansen Medical Magellan” are trademarks of Hansen Medical, Inc. in the U.S. and other countries. “Covidien” is a registered trademark of Covidien plc and “Teleflex” is a registered trademark of Teleflex, Inc.

Investor Contacts:	Westwicke Partners, LLC.
Peter J. Mariani	Mark Klausner or Mike Piccinino, CFA
Chief Financial Officer	443.213.0500
Hansen Medical, Inc.	Hansen@westwicke.com
650.404.5800